EXHIBIT 99.1
Liberty Global Completes Acquisition of Astral
Liberty Global now the Largest Broadband
Cable Operator in Romania
Denver, Colorado — October 14, 2005: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) today announced that UPC Romania SA, a subsidiary of UPC Holding B.V., following the approval by the Romanian competition authorities last week, has completed the acquisition of 100% of Astral Telecom SA (“Astral”), for a cash purchase price of approximately $407 million. Astral is one of Romania’s largest broadband telecommunications operators, serving approximately 890,000 video, voice and data revenue generating units (RGUs) as of June 30, 2005, and was acquired from a group of Romanian entrepreneurs and foreign investors including AIG New Europe Fund. Liberty Global already operates in other parts of the country through UPC Romania with over 390,000 RGUs, as of June 30, 2005.
Mike Fries, President and Chief Executive Officer of Liberty Global said: “We are pleased to have completed this important transaction on schedule. Astral has a major presence in the Romanian capital city of Bucharest, and has upgraded over 50% of its network to support advanced broadband voice and data services. We can now quickly devote our energy and resources towards the integration of our Romanian operations and the creation of a platform for further growth and innovation. Romania is now one of our largest markets in Central & Eastern Europe and we expect it to rapidly develop as one of our showcase operations. I have full confidence in the combined management team to achieve this goal.”
About Liberty Global, Inc.
Liberty Global owns interests in broadband distribution and content companies operating outside the continental United States, principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the U.S. in terms of subscribers. Based on the Company’s consolidated operating statistics at June 30, 2005 (other than NTL Ireland which we consolidate but do not control), Liberty Global’s networks passed approximately 23.5 million homes and served approximately 14.9 million revenue generating units, including approximately 10.7 million video subscribers, 2.5 million broadband Internet subscribers and 1.8 million telephone subscribers.
Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including Astral’s ability to continue financial and operational growth at historic levels, the Company’s ability to successfully operate and integrate the Astral system, continued use by subscribers and potential subscribers of the Astral services, and the Company’s ability to achieve expected operational efficiencies and economies of scale. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forwardlooking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Christopher Noyes	Bert Holtkamp
Investor Relations — Denver	Corporate Communications — Europe
(303) 220-6693	+31 20 778 9447

Dennis Okhuijsen
Investor Relations — Europe
+31 20 778 2964